Exhibit 10.21

2017 OMNIBUS INCENTIVE PLAN OF DRIL-QUIP, INC.

2020 PERFORMANCE UNIT AWARD AGREEMENT

To:________________________

You have been selected as a recipient of performance units (“Performance Units”) under the 2017 Omnibus Incentive Plan of Dril-Quip, Inc. (the “Plan”).  This Award Agreement (“Agreement”) and the Plan together govern your rights and set forth all of the conditions and limitations affecting such rights.  Terms used in this Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will supersede and replace the conflicting terms of this Agreement.

1.	Terms. Pursuant to the terms and conditions of the Plan and this Agreement, you have been granted Performance Units as outlined below:
Grant Date:	October 28, 2020
Performance Period:	October 1, 2020 through September 30, 2023
Vesting Date:	October 28, 2023
Performance Units At Target:	[●]
Performance Goal:

Schedule I to this Agreement describes the manner in which the total number of Performance Units that vest hereunder will be calculated, with the total number of vested Performance Units based on the total shareholder return of the Company’s Common Stock as compared to the total shareholder return of the component companies on the OSX Index and the S&P 500 Index, as described in more detail on Schedule I (the “Performance Goal”).

2.

Vesting.  After the close of the Performance Period, but before the Vesting Date, the Committee shall determine and certify the extent to which the Performance Goal has been achieved in accordance with Schedule I.  The Performance Units will vest and become non‑forfeitable on the Vesting Date in an amount determined based on the results of the Performance Goal, provided you have been continuously employed by the Company or an affiliate of the Company at all times from the Grant Date until the Vesting Date.  For the avoidance of doubt, if the Committee determines that the level of achievement of the Performance Goal does not meet the minimum threshold requirement specified in Schedule I, then all Performance Units shall be forfeited.  If you are not employed on the Vesting Date, you shall have no rights under this Agreement and all Performance Units shall be forfeited as of your termination date.

Notwithstanding any provision in this Agreement to the contrary, if you terminate your employment due to Retirement (as defined below), then, except as provided in the paragraph below, you will not forfeit your Performance Units as a result of your Retirement, and on the Vesting Date you will vest in the number of Performance Units determined by multiplying (i) the number of Performance Units that would have vested as determined in accordance with the paragraph immediately above had your employment not terminated and (ii) a fraction, the numerator of which is the number of days that elapsed between the Grant Date and the date of your termination of employment due to Retirement and the denominator of which is 1095.

For purposes of this Agreement, “Retirement” means your voluntary termination of employment on or after the date when you are at least 55 years old and have at least five years of service (based on your employment with the Company and its Subsidiaries or predecessor companies); provided, however, that if the Committee determines, in its sole discretion, at any time prior to the Vesting Date that you have taken any action or actions that are detrimental or injurious to the Company or any of its Subsidiaries, then your termination of employment shall be treated as a voluntary termination and not Retirement and as a result your Performance Units shall be forfeited as of such determination date.

Notwithstanding any provision in this Agreement to the contrary, if your employment terminates due to death, then on the date of your death you will vest in the number of Performance Units determined by multiplying (i) the number of Performance Units at Target and (ii) a fraction, the numerator of which is the number of days that elapsed between the Grant Date and the date of your termination of employment due to death and the denominator of which is 1095.

3.

Book Entry Account.  The Company shall establish (or shall instruct its transfer agent or stock plan administrator to establish) a book entry account representing the Performance Units at target in your name effective as of the Grant Date, provided that the Company shall retain control of the Performance Units in such account until the Performance Units have become vested in accordance with this Agreement and shares of Common Stock have been issued, if any, in settlement of the Performance Units.

4.

Distribution of Shares.  You shall receive one share of Common Stock in satisfaction of each vested Performance Unit credited to your account, which shall be registered in your name and transferable by you, on the Vesting Date.

5.

Stockholder Rights; Dividend Equivalents.  The Performance Units do not confer on you any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to you in connection with the vested Performance Units.  However, cash dividends or other cash distributions, if any, shall be paid with respect to the number of shares of Common Stock that ultimately vest under this Agreement as if such shares of Common Stock had been outstanding during the entire period from the Grant Date to the Vesting Date. Any such cash dividends or other cash distributions shall vest and be paid in cash if and at such times the underlying Performance Units vested.

6.

Transferability.  No rights granted under this Agreement can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution.  In the event of any transfer or assignment of rights granted under this Agreement in accordance with this Section 6, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after your death the same as you under this Agreement.  Any attempted transfer or assignment of rights under this Agreement prohibited under this Section 6 shall be null and void.

7.

Change of Control.  In the event of a Change of Control prior to end of the Performance Period, the Performance Period shall be deemed to end on the date of the Change of Control and you will vest as of such date in a number of Performance Units based on the level of achievement of the Performance Goal through the end of such adjusted Performance Period, calculated in accordance with Schedule I and certified by the Committee.  The vested Performance Units shall be paid in Common Stock or cash (based on the value of the Common Stock immediately prior to the Change of Control multiplied by the number of vested Performance Units), in the discretion of the Committee, no later than 10 business days after the date of the Change of Control.

8.

Withholding; Code Section 409A.  The Company has the right to deduct applicable taxes from any payment under this Agreement and withhold, at the time of vesting of shares of Common Stock, an appropriate number of shares of Common Stock for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, as determined by the Committee. The Performance Units granted under this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent.

9.

Notice.  Any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or hand-delivered.  Notice to the Company shall be addressed to the Company’s General Counsel at 6401 N. Eldridge Parkway, Houston, Texas 77041.  Notice to you shall be addressed to you at your most recent home address on record with the Company or will be sent to your e-mail address on record with the Company.  Notices are effective upon receipt.

10.

Requirements of Law.  The granting of Performance Units and the issuance of shares of Common Stock under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.	Miscellaneous.
(i)

The granting of this Award shall not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate your employment or services at any time, or your right to terminate your employment or services at any time.

(ii)	THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.
(iii)

This Award, including the relevant provisions of the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject hereof.

(iv)	This Award may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

DRIL-QUIP, INC.
By:
President and Chief Executive Officer

The undersigned grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions hereof and thereof.

GRANTEE

[NAME]

SCHEDULE I

2017 OMNIBUS INCENTIVE PLAN OF DRIL-QUIP, INC.

2020 PERFORMANCE UNIT AWARD AGREEMENT

1.	Definitions.
(i)	“Adjustment Factor” means the adjustment factor calculated in accordance with Section 2 of this Schedule I.
(ii)	“Beginning Price” means the average closing price of a share of common stock for the 30 consecutive trading day period including and prior to October 1, 2020.
(iii)

“Comparison Companies” means each component company of the OSX Index as of September 30, 2022, provided that such company is continuously a publicly traded company on a national securities exchange during the full Performance Period.  Notwithstanding the foregoing, if any component company of the OSX Index as of September 30, 2022 ceases to be a publicly traded company on a national securities exchange as a result of such company’s bankruptcy during the third year of the Performance Period, such component company will included at the bottom of the ranking provided for under Section 2(ii) of this Schedule I.

(iv)	“Dividends” means the sum of all ordinary and extraordinary dividends paid during the Performance Period with respect to the applicable share of common stock.
(v)	“Ending Price” means the average closing price of a share of common stock for the 30 consecutive trading day period including and prior to September 30, 2023.
(vi)	“OSX Index” means the Philadelphia Oil Service Sector Index.
(vii)	“Total Shareholder Return” means a fraction, the numerator of which is the Ending Price plus Dividends minus the Beginning Price, and the denominator of which is the Beginning Price.
2.	Calculation of Performance Unit Adjustment.
(i)	The number of Performance Units that shall vest as of the Vesting Date shall be equal to the product of (a) the number of Performance Units at Target, multiplied by (b) the Adjustment Factor.
(ii)

The Total Shareholder Return of the Company, the S&P 500 Index and of each of the Comparison Companies shall be calculated and certified by the Committee.  The percentile ranking of the Company’s Total Shareholder Return as compared to the Total Shareholder Return of each Comparison Company and the S&P 500 Index shall determine the Adjustment Factor using the chart below.  The Adjustment Factor for performance rankings between points on this chart shall be determined by linear interpolation between the values listed.  In no event shall the Adjustment Factor exceed 200%.  If the performance ranking is below the 30th percentile, the Adjustment Factor shall be zero.  If the Total Shareholder Return of the Company is negative, the Negative TSR Adjustment Factor shall be determined in lieu of the Adjustment Factor on the chart below.

Schedule I

Performance Ranking	Adjustment Factor	Negative TSR Adjustment Factor
90th percentile or above	200%	150%
70th percentile	150%	125%
50th percentile (“Target”)	100%	100%
30th percentile	50%	50%
Below 30th percentile	0%	0%

Schedule I